Exhibit 99.1

September 7, 2004

Sally O. Thiel, Director	Jo Ann Lehtihet
Investor Relations	Media Relations
C-COR	C-COR
(814) 231-4402, email: sthiel@c-cor.net	(814) 231-4438, email: jlehtihet@c-cor.net

C-COR COMPLETES PURCHASE OF OPTINEL SYSTEMS

State College, PA (September 7, 2004) – C-COR Incorporated (Nasdaq: CCBL), a global provider of broadband communications transport products, software systems, and technical services, today announced that it has completed the acquisition of Optinel Systems, Inc. (www.optinel.com) under the terms and conditions of the agreement previously announced on August 30, 2004. Maryland-based Optinel is a privately held provider to the cable industry of optical Ethernet transport solutions for residential and business services. Optinel’s flagship PLEXiS™ platform combines Gigabit Ethernet transport modules with DWDM and CWDM hardware to provide cable operators with a true server-to-hub transport solution for services such as VOD, HDTV, broadcast video, high-speed Internet, and cable telephony. With the completion of this purchase, Optinel becomes part of C-COR’s Broadband Communications Products business segment.

About C-COR (www.c-cor.net)

C-COR is a top-tier global provider of optical packet and digital video transport communications products; end-to-end fiber-to-the-premise systems; comprehensive OSS solutions; and high-end technical outsourced field services—all supporting cost-effective delivery of voice, video, and high-speed data over advanced broadband networks. Headquartered in the U.S. with facilities worldwide, C-COR’s mission is to provide our customers with second-to-none network integrity throughout the full network life cycle. C-COR’s common stock is listed on the Nasdaq National Market (Symbol: CCBL) and is a component of the Russell 2000 Stock Index.